Exhibit 10.11

                   SETTLEMENT AGREEMENT AND MUTUAL RELEASE

            This Settlement Agreement and Mutual Release ("Agreement") is made and entered into as of the 19th day of June, 2002, by and among Plexus Services Corp., of 55 Jewelers Park Drive, Neenah, Wisconsin 54957 ("Claimant"), and Nephros, Inc., of 3960 Broadway, 4th Floor, New York, New York 10032 ("Nephros"). As used throughout this Agreement, the term "Parties" refers to the Claimant and Nephros and the term "Party" refers to any one of the same.

                                    RECITALS

            A. WHEREAS, Claimant and Nephros were engaged in a business relationship under the terms of that certain Navaho Project Plan Agreement, dated April 20, 1999, between Nephros and SeaMED Corporation, predecessor in interest to Claimant (the project contemplated thereby being called herein the "Navaho Project");

            B. WHEREAS, Claimant has asserted a claim against Nephros in the amount of $1,832,496.87 (the "Claim");

            C.    WHEREAS, Nephros does not dispute the amount of the Claim.

            D. WHEREAS, the Parties have agreed to a manner in which the Claim will be paid and satisfied by Nephros.

            NOW, THEREFORE, in consideration of the following mutual terms, covenants and conditions, the Parties, and each of them, do hereby agree as follows:

            1.    Payment.   Nephros   shall  pay  the  Claimant  the  sum  of
$650,000 by wire transfer in accordance with the schedule set forth below:

            Payment                 Due Date

            $300,000 Upon consummation of the first infusion of any capital into Nephros after the date of this Agreement, in whatever form, which results in net cash proceeds to Nephros exceeding $500,000 (the "First Infusion").

            $100,000 No later than six (6) months after the First Infusion.

            $250,000 Upon the consummation of an infusion of capital into Nephros occurring after the First Infusion and on terms materially different from the First Infusion, or characterized by Nephros as a subsequent offering from the First Infusion, in whatever form, which results in net cash proceeds to Nephros of at least $1,250,000 (the "Second Infusion").

            In the event the capital raised by Nephros after the date hereof is less than the relevant thresholds set forth above, the payment obligation of Nephros to Claimant shall be to make payment to Claimant in the amount of 20% of the gross proceeds of any such capital infusion.

            2. Warrant. Simultaneously with its execution and delivery of this Agreement, Nephros is executing and delivering to Claimant a warrant granting Claimant the right to purchase 600,000 shares of common stock of Nephros (the "Stock Purchase Warrant").

            3. Satisfaction of Claim. Upon the execution and delivery of this Agreement by the Parties, the execution and delivery of the Stock Purchase Warrant by Nephros, and Nephros's compliance with its payment obligation under
Section 1 hereof, the Claim shall be fully paid and satisfied and Nephros and all of its successors in interest, and all its agents, officers, directors, associates, affiliates, employees, representatives, attorneys, heirs, assigns, and/or their successors in interest, shall be forever released and discharged from any and all claims, causes of action, liabilities, damages, costs or demands of whatever character relating to the Claim, the Navaho Project or the Navaho Project Plan Agreement. Upon Nephros' payment to Claimant of the $300,000 payment referenced above, all right, title and interest to all materials and other assets, whether tangible or intangible, related to or prepared in connection with the Navaho Project (including but not limited to molds, computer and machine hardware and product documentation), and all intellectual property related thereto, shall automatically, without the necessity of any action by any Party, be conveyed and transferred to Nephros and Claimant shall,



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

promptly upon such payment, cause Nephros, to have sole access to such materials and other assets, at no additional cost to Nephros. Claimant shall execute any documentation reasonably requested by Nephros to evidence such conveyance, transfer and sole access.

            Releases. Except for any and all obligations and/or duties arising out of this Agreement, each Party does hereby and forever release and discharge the other Party, and all of its respective successors in interest, and all its agents, officers, directors, associates, affiliates, employees, representatives, attorneys, heirs, assigns, and/or their successors in interest, from any and all claims, causes of action, liabilities, damages or demands of whatever character which such Party now has, whether known or unknown, against the other Party.

            5. Representations.  (a) Nephros hereby represents and warrants that
(i) Nephros has all requisite power and authority to execute and deliver this Agreement and the Stock Purchase Warrant and to perform its obligations hereunder and thereunder, (ii) this Agreement and the Stock Purchase Warrant have been duly and validly executed and delivered by Nephros and constitute valid and binding obligations of Nephros, enforceable against Nephros in accordance with their respective terms, and (iii) neither the execution and delivery of this Agreement or the Stock Purchase Warrant by Nephros, nor the consummation by Nephros of the transactions contemplated hereby or thereby, will
(a) conflict with or violate any provision of the Charter, By-laws or other governing documents of Nephros, (b) require on the part of Nephros any filing with, or approval of, any governmental entity or (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Nephros, or any of its properties or assets.

            (b) Claimant hereby represents and warrants that (i) Claimant has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement has been duly



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

and validly executed and delivered by Claimant and constitutes the valid and binding obligation of Claimant, enforceable against Claimant in accordance with its terms, (iii) neither the execution and delivery of this Agreement, nor the consummation by Claimant of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Charter, By-laws or other governing documents of Claimant, (b) require on the part of Claimant any filing with, or approval of, any governmental entity or (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Claimant, or any of its properties or assets, (iv) Claimant owns the Claim free from any lien or other encumbrance and has not assigned to any person or entity, in whole or in part, any rights in, or arising out of, the Claim, the Navaho Project or the Navaho Project Plan Agreement, (v) the Claim is the only obligation of Nephros or any of its affiliates arising out of the Navaho Project, and (vi) Claimant is the successor in interest to SeaMED Corporation as a result of a merger of SeaMED Corporation with and into Claimant.

            6. Covenants. Each Party covenants to the other that it will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Nephros agrees to provide to Claimant information with respect to the business and affairs of Nephros similar to that provided to equity investors in Nephros with investment interests in Nephros comparable to Claimant's interest (assuming the exercise by Claimant of the Stock Purchase Warrant). Nephros agrees to use its commercially reasonable best efforts to obtain the consent of the investor providing the "bridge" financing to permit Nephros to continue to conduct its operations pending its initial public offering to permit Claimant to have the right to register the common stock underlying the Stock Purchase Warrant in a Nephros registration statement (other than for



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

its initial public offering or on Form S-8 or S-4 or similar or successor form), under customary terms and conditions.

            7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, employees, heirs, successors and assigns.

            8. Waiver, Modification and Amendment. No provision hereof may be waived unless in writing and signed by the Party whose rights are thereby waived. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

            9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York..

            10.  Severability.  In the event that any term or  provision of this
Agreement contradicts any term or provision of any other document, instrument or agreement between the Parties, the terms of this Agreement shall control. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

            11. Entire Agreement. It is expressly understood and agreed that this Agreement constitutes the entire understanding and agreement between the Parties hereto, and supersedes and replaces all prior negotiations, agreements or understandings between the Parties,



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

whether written or oral, in each case relating to the subject matter hereof. This Agreement may not be modified by the Parties except by written instrument executed by an authorized officer of each Party. Each of the Parties acknowledges and represents that no other Party or agent or attorney of any other Party has made a promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter of this Agreement. Each Party acknowledges and represents that it has not executed this Agreement in reliance upon any promise, representation or warranty whatsoever not expressly set forth in this Agreement.

            12. Representations of Authority. The persons signing below each represent and warrant that they have the authority to enter into this Agreement on behalf of the Party on whose behalf they so sign.

            13. Rights and Remedies Cumulative. The rights and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.
            14. Reliance on Own Judgment. The Parties hereto acknowledge and agree, that in deciding to execute this Agreement, they have relied entirely upon their own respective judgment and have had adequate time to consider its terms and effects and to ask questions that they may have of anyone, including legal counsel of their own choosing. By signing this Agreement, the Parties hereto further acknowledge that they have been afforded a reasonable and sufficient period of time to review, for deliberation thereon and or the negotiations of the terms of this Agreement.

            15. Counterparts. This Agreement may be signed in multiple counterpart copies, each of which shall constitute an original, with the same force and effect as if each of the Parties hereto has signed a single instrument.

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

            16. Notices. All notices under this Agreement shall be in writing, and may be delivered by hand, sent by overnight delivery by a nationally recognized overnight courier service or by registered mail, return receipt requested. Notices delivered by hand shall be effective upon receipt. Notices sent by courier or mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. postal service or the records of the courier service. Notices shall be given or sent to the parties at the addresses set forth on the first page of this letter agreement, or to such other address as either party may designate in writing in a notice complying with this Section 16. Notices sent to Claimant shall be addressed to the General Counsel of Claimant.

            IN WITNESS THEREOF, the undersigned Parties have executed this Agreement effective as of the date first set forth above.



DATED:  June 19, 2002                     Nephros, Inc.



                                          /s/ Norman J. Barta
                                          -------------------------
                                          By:    Norman J. Barta
                                          Title: President




DATED:  June 19, 2002                    Plexus Services Corp.



                                          /s/ Joseph D. Kaufman
                                          --------------------------
                                          By:    Joseph D. Kaufman
                                          Title: Secretary




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